ShengdaTech, Inc. Announces Record Fourth Quarter and Full-Year 2009 Results for Continuing Operations

Full-Year Revenue climbs 23.9% to $102.1 million, net income from continuing operations reaches $23.6 million, or $0.43 per diluted share
Provides Full-Year 2010 Guidance of $123.0 to $126.0 million in revenue and $25.0 to $27.0 million in net income

SHANGHAI, China, March 16 /PRNewswire-Asia-FirstCall/ — ShengdaTech, Inc. ("ShengdaTech" or the "Company") (Nasdaq:SDTH - News), the leading manufacturer of nano-precipitated calcium carbonate ("NPCC") in China, today reported financial results for the fourth quarter and the year ended December 31, 2009.

Fourth Quarter 2009 Highlights
—	Revenue increased 23.3% year-over-year to $30.1 million
—	Gross profit increased 19.4% year-over-year to $11.9 million, with gross margin of 39.8%
—	Operating income rose 17.8% year-over-year to $9.6 million
—	Net income from continuing operations was $6.7 million, or $0.12 per diluted share
—	EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was $11.6 million
—	Received approval to acquire NPCC production facility in Chaodong, Anhui Province, with 10,000 metric tons (MT) of production capacity
—	Named on Forbes Magazine's fifth annual list of "Asia's 200 Best under a Billion" for the year 2009

Full-Year 2009 Highlights
—	Total revenue increased 23.9% to $102.1 million, exceeding guidance of $92 million to $94 million
—	Gross profit increased 22.9% to $41.9 million, with gross margin of 41.0%.
—	Net income from continuing operations increased 2.3% to $23.6 million, or $0.43 per diluted share, exceeding guidance of $18 million to $19 million
—	EBITDA increased 9.4% to $41.1 million
—	Commenced production and customer shipments at the new NPCC production facility in Zibo, Shandong Province with an annual capacity of 60,000 MT
—
Acquired a 10,000 MT NPCC production facility in Chaodong, Anhui Province and announced expansion plans for additional 200,000 MT of capacity to be built in several phases by 2013 based on market demand

—	Total production capacity reached 250,000 MT at year end 2009 compared to 190,000 MT at the end of 2008

As of October 31, 2008, the Company had ceased all operations at its Bangsheng coal-based chemical production Facility and, as of December 31, 2009, had committed to a plan to dispose of the Bangsheng Facility operating assets. As a result, the Company has reclassified the assets, liabilities, operations and cash flows of Bangsheng as discontinued operations for all periods presented in its consolidated financial statements.

Fourth Quarter 2009 Results from Continuing Operations

ShengdaTech's revenue for the fourth quarter of 2009 increased to $30.1 million, up 23.3% from $24.4 million in the fourth quarter of 2008. The strong revenue growth was attributable to increasing demand for the Company's NPCC products. The Company's new NPCC facility in Zibo with 60,000 MT of production capacity began operations in August 2009, contributing to the overall growth in sales volume in the fourth quarter of 2009. The Company's overall NPCC production capacity utilization rate, excluding the new Zibo facility, was at full capacity during the fourth quarters of 2009 and 2008.

Total volume of NPCC sold during the fourth quarter of 2009 was 62,146 MT, up 13,003 MT, or 26.5%, from 49,143 MT in the fourth quarter of 2008. NPCC for use in Polyethylene (PE), tires, and Polyvinyl chloride resin (PVC) represented the majority of sales at 32.4%, 26.7%, and 20.6% of total revenue, respectively. NPCC used in adhesives and latex increased to 14.4% of total revenue compared to 9.4% of the total revenue in the fourth quarter 2008. NPCC used in paper, oil ink, paint, and automobile undercoating paint combined to generate 5.9% of revenue.

"Our NPCC products are rapidly penetrating deeper into our existing end-market industries and expanding into new markets resulting in strong demand and increasing sales volumes. To meet this growing demand, phase I of our new Zibo NPCC Facility quickly ramped up to 100% utilization rate in January 2010. Currently, our NPCC operations are producing at full capacity of 250,000 MT per annum," commented Mr. Xiangzhi Chen, President and CEO of ShengdaTech. "During 2009, we added 57 new domestic customers, including 21 PE producers, 13 tire manufacturers, 12 PVC producers, and 11 adhesive manufacturers. Unfortunately, we also lost a number of customers who fell victim to prevailing world-wide economic conditions and simply were unable to continue their operations. However, our net gain of 17 customers easily offset the lost tonnage from our troubled former customers. We believe that our net gains will accelerate as global economic conditions improve. Just as we have done in previous years, we plan to sell out our total production capacity in 2010."

The Company's gross profit for the fourth quarter of 2009 was $11.9 million, up 19.4% from $10.0 million in the fourth quarter 2008. Gross margin for the quarter was 39.8% compared with 41.1% for the same period in 2008, and remained relatively unchanged from the third quarter of 2009. The average selling price of the Company's NPCC products declined 2.6% to $484 per MT from $497 per MT in the fourth quarter of 2008. However, the slight 1.3% decline in gross margin during the quarter was primarily due to expected production startup costs at the new Zibo facility as it ramped up to target capacity utilization.

Selling expenses for the fourth quarter of 2009 were $0.7 million, or 2.4% of revenue, up from $0.6 million, or 2.4% of revenue, in the same period last year. Selling expenses, as a percentage of revenue, remained unchanged as the decline in sales commission, due to the Company's new lower commission policy in 2009, was offset by increases in office expenses, salaries and benefits related to expansion of the Company's NPCC business operations. General and administrative (G&A) expenses were $1.7 million, or 5.6% of revenue, up from $1.3 million, or 5.3% of revenue for the same period last year. The increase in G&A expenses was attributable to higher research and development expenditures, increases in professional services expenses, increases in executive compensation with added senior staff, and increased amortization of land-use rights related to the Company's growing NPCC operations.

Operating income for the fourth quarter of 2009 was $9.6 million, up 17.8% from $8.1 million in the same period a year ago. Operating margin was 31.8% compared to 33.3% in the fourth quarter of 2008.

Interest expense, related primarily to the Company's convertible notes issued in May and June 2008, was $3.03 million for the three-month period ended December 31, 2009, up from $2.8 million a year ago. Interest expense for the three-month period ended December 31, 2009 included $1.35 million of contractual coupon interest on the convertible notes, $0.30 million of amortization of debt issuance costs, and $1.58 million of amortization of debt discount, net of $0.20 million capitalized interest for the fourth quarter, 2009.

The Company recorded a $0.6 million gain on bargain purchase from the acquisition of its new Anhui Facility in the fourth quarter of 2009. In the same period last year, the Company realized a $5.5 million gain on the repurchase of its convertible notes.

Provision for income tax in the fourth quarter of 2009 was $0.5 million down from $1.1 million in the fourth quarter of 2008. The effective income tax rate decreased from 9.7% for the three months ended December 31, 2008, to 6.6% for the three months ended December 31, 2009 primary due to the effect of the PRC income tax holiday.

EBITDA for the fourth quarter of 2009 decreased 21.3% year-over-year to $11.6 million from $14.7 million in the fourth quarter of 2008.

Net income from continuing operations in the fourth quarter of 2009 was $6.7 million, down 31.8% from $9.9 million in the same period last year, which included $5.5 million in gain as a result of repurchasing convertible notes during the fourth quarter of 2008. Fully diluted earnings per share from continuing operations for the fourth quarter of 2009 were $0.12, compared with fully diluted earnings from continuing operations per share of $0.12 in the fourth quarter of 2008. Fully diluted weighted average shares outstanding were 54,205,257 in the fourth quarter of 2009, down from 67,247,616 in the same quarter last year, primarily due to the fact that the number of potential common shares associated with the Company's convertible debt were anti-dilutive and therefore excluded from the diluted earnings per share computation.

Loss from discontinued operations in the fourth quarter of 2009 was $57,692, down from $0.2 million in the fourth quarter of 2008. Its impact to fully diluted earnings per share is minimum for both periods.

Full-Year 2009 Results from Continuing Operations

Revenue for the full-year 2009 increased 23.9% to $102.1 million compared with $82.4 million in 2008. Total volume of NPCC sold in 2009 reached 211,988 MT, up 32,684 MT or 18.2%, from 179,304 MT in 2008. Gross profit was $41.9 million, up 22.9% from $34.1 million for the full-year 2008. Gross margin was 41.0% in 2009 compared to 41.4% in 2008. Income from operations was $34.1 million in 2009, up 19.4% from $28.6 million in 2008. EBITDA was $41.1 million in 2009, up 9.4% from $37.6 million in 2008. Net income from continuing operations increased 2.3% to $23.6 million from $23.0 million in 2008. Fully diluted earnings per share from continuing operations for 2009 were $0.43 compared to $0.39 for the full-year 2008. Fully diluted weighted average shares outstanding were 54,204,923 for the fiscal year 2009, down 12.9% from 62,205,660 for the fiscal year 2008, primarily due to the fact that the number of potential common shares associated with the Company's convertible debt were anti-dilutive and therefore excluded from the diluted earnings per share computation.

Loss from discontinued operations, net of taxes, was $0.4 million in 2009, down from $13.0 million in income from discontinued operations, net of taxes, in 2008. Fully diluted loss per share from discontinued operations for 2009 was minimum compared with fully diluted earnings from discontinued operations per share of $0.21 in 2008.

Financial Condition

As of December 31, 2009, ShengdaTech had $116.0 million in cash, $116.3 million in working capital and $79.3 million in long-term convertible notes. Shareholders equity was $170.6 million, up from $147.0 million at year end 2008. In 2009, the Company generated net cash flow from continuing operations of $28.0 million.

Recent Events

Since January 2010, the first phase of ShengdaTech's new NPCC facility in Zibo, Shandong Province with the annual capacity of 60,000 metric tons has been operating at 100% utilization rate.

On January 28, 2010, ShengdaTech appointed Mr. Gary Cao as the Company's new International Marketing Director to strengthen its international sales and marketing team.

Business Outlook

ShengdaTech expects to complete repairs and maintenances, as well as equipment and technological upgrades at its recently acquired NPCC facility in Chaodong, Anhui Province, and start production in April 2010. Once completed, as a first phase, the facility will have a planned annual capacity of 10,000 metric tons.

By 2013, as demand dictates, ShengdaTech plans to expand the Chaodong Facility incrementally with an additional 200,000 MT of production capacity in several phases with a total investment commitment of approximately $175.7 million.

In addition, as reported, the production building currently housing Phase I of the new NPCC facility in Zibo was constructed to allow for an additional 40,000 MT of capacity. ShengdaTech plans to purchase equipment to bring the additional 40,000 MT of designed capacity online in October 2010.

The total planned annual NPCC production capacity for 2010 is expected to reach approximately 300,000 MT by year end with the addition of the new lines in Zibo and the 10,000 MT of production facility in Chaodong, Anhui Province. This will be an increase of 20% compared to the 250,000 MT of capacity reached at the end of 2009.

The Company expects 2010 revenue and net income from NPCC to be in the range of $123.0 million to $126.0 million and $25.0 million to $27.0 million, respectively.

"Our management team remains steadfastly committed to increasing ShengdaTech's market penetration and to expanding its global reach. Our business strategy in 2010 is to stay highly focused on identified keys to our success — capacity expansion, new product development, and wider and deeper geographic coverage," commented Mr. Chen. "In 2010, we plan to start laying the groundwork to capitalize on the enormous market opportunity and long-term potential now available in the untapped, prospect-rich Yangtze River Delta economic region through our recently acquired NPCC facility in Anhui Province. We also expect to launch new breakthrough NPCC products in a range of new applications, including the high-potential asphalt market, which is expected to achieve long-awaited approval from our five testing and fully engaged potential large-volume customers. Upon approvals, we anticipate beginning to ship increasing volumes of NPCC going forward. We will sustain our leading competitive edge as we continue to prove our value proposition with every satisfied customers. We also continue to evaluate growth opportunities in the technology-driven chemical market that will help us leverage our management expertise and offer attractive margins for future growth and profitability. With the improvement in the global economy positively influencing manufacturing spending, we are increasingly confident of achieving our fiscal 2010 goals and continuing to create long-term shareholder value."

Earnings Conference Call

ShengdaTech will host a conference call at 9:00 a.m. Eastern Time on Tuesday, March 16, 2010, to discuss the 2009 fourth quarter and year-end financial results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 866-369-8765. International callers should dial +1 706-634-9073. The pass code for the call is 60853191. If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Tuesday, March 16, 2010 at 11:00 a.m. EDT. To access the replay, dial 800-642-1687. International callers should dial +1 706-645-9291. The conference pass code is 60853191. This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.shengdatechinc.com .. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing and selling nano-precipitated calcium carbonate (NPCC) products. The Company converts limestone into NPCC using its proprietary and patent-protected technology. ShengdaTech is the only company possessing proprietary NPCC technology in China. In addition to its broad customer base in China, the Company currently exports to Singapore, Thailand, Malaysia, India and Israel. For more information, contact CCG Investor Relations directly or go to ShengdaTech's website at http://www.shengdatechinc.com ..

Safe Harbor Statement

Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by ShengdaTech on its conference call in relation to this release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding the Company's ability to resume operations at Chaodong and expand its manufacturing capacity, ability to win new customers in the Yangtze River Delta, and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, the Company's ability to meet the planned expansion schedule for its NPCC capacity, the Company's ability to identify acquisition targets, changes to government regulations, risk associated with operation of the Company's new manufacturing facility, ability to attract new customers, ability to increase its product's applications, ability of its customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. You are urged to consider these factors care in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

-Financial Tables Follow-

Table 1

SHENGDATECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the three months		For the year ended
	ended December 31,		December 31,
	2009	2008	2009	2008

Net sales	30,054,858	24,369,207	102,121,804	82,419,689

Cost of Goods sold	18,105,189	14,359,080	60,218,310	48,316,242

Gross Profit	11,949,669	10,010,127	41,903,494	34,103,447

Operating expenses Selling	706,809	592,668	2,103,822	2,438,908

General & administrative	1,682,103	1,300,338	5,669,923	3,074,051

Total operating expenses	2,388,912	1,893,006	7,773,745	5,512,959

Operating Income	9,560,757	8,117,121	34,129,749	28,590,488

Other Income (Expenses)
Interest Income	115,661	51,066	685,858	132,423
Interest Expense	(3,036,128)	(2,836,500)	(10,662,252)	(7,456,418)

Gain on extinguishment of long-term convertible notes	—	5,511,487	1,624,844	5,511,487

Gain on Bargain Purchase	619,466	—	619,466	—

Other income (expense), net	(60,289)	68,654	(121,976)	(51,604)

Total Other income (expenses), net	(2,361,290)	2,794,707	(7,854,060)	(1,864,112)

Income before provision for income taxes	7,199,467	10,911,828	26,275,689	26,726,376

Income tax expenses	478,384	1,060,215	2,721,532	3,705,669

Net Income from continuing operations	6,721,083	9,851,613	23,554,157	23,020,707

Discontinued operations (Loss) income from discontinued operations	(57,692)	(223,818)	(449,550)	15,758,189

Provision (Benefit) for income taxes	—	—	—	2,750,594

(Loss) income from discontinued operations, net of taxes	(57,692)	(223,818)	(449,550)	13,007,595

Net Income	6,663,391	9,627,795	23,104,607	36,028,302

Basic Earnings per share:
Income from continuing operations	0.12	0.18	0.43	0.42

(Loss) income from discontinued operations	0.00	(0.01)	0.00	0.24

Net income per share	0.12	0.17	0.43	0.66

Diluted Earnings per share:
Income from continuing operations	0.12	0.12	0.43	0.39

(Loss) income from discontinued operations	0.00	0.00	0.00	0.21

Net income per share	0.12	0.12	0.43	0.60

Weighted average shares outstanding:
Basic	54,202,036	54,202,036	54,202,036	54,202,036
Diluted	54,205,257	67,247,616	54,204,923	62,205,660

Table 2

SHENGDATECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
ASSETS
Current assets:
Cash	$115,978,763	$114,287,073
Accounts receivable	4,600,722	6,806,066
Inventories	2,018,283	2,310,995
Prepaid expenses and other receivables	3,947,086	510,825
Income tax refund receivable	1,455,906	—
Current assets of discontinued operations	801,983	962,942
Assets held for sale	1,718,475	—
Total current assets	130,521,218	124,877,901

Property, plant and equipment, net	123,099,860	98,344,722
Land use rights	15,432,743	15,710,333
Intangible assets	280,329	—
Debt issuance costs	1,720,209	3,096,073
Non-current assets of discontinued operations	—	1,777,800
Total assets	$271,054,359	$243,806,829

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,998,532	$4,493,551
Accrued expenses and other payables	4,737,356	4,342,006
Payable for acquisition	3,803,060	—
Income taxes payable	60,573	1,588,895
Due to related parties	1,572,427	1,737,404
Current liabilities of discontinued operations	42,068	14,912
Total current liabilities	14,214,016	12,176,768

Long-term convertible notes	79,298,539	77,926,310
Non-current income taxes payable	1,598,237	974,131
Note payable to related party	601,631	—
Deferred income tax liabilities	4,443,810	5,387,262
Non-current liabilities of discontinued operations	294,708	293,977
Total liabilities	100,450,941	96,758,448

Shareholders' equity:
Preferred Stock, par value $0.00001 authorized: 10,000,000 outstanding: Nil	—	—
Common Stock, par value $0.00001 authorized: 100,000,000 issued and outstanding: 54,202,036	542	542
Additional paid-in capital	37,132,442	37,112,269
Statutory reserves	8,455,328	8,130,601
Retained earnings	111,197,045	88,417,165
Accumulated other comprehensive income	13,818,061	13,387,804
Total shareholders' equity	170,603,418	147,048,381

Commitments and contingencies

Total liabilities and shareholders' equity	$271,054,359	$243,806,829

Table 3

SHENGDATECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2009	2008
Cash flows from operating activities:

Net income	$23,104,607	$36,028,302
(Loss) income from discontinued operations	(449,550)	13,007,595

Income from continuing operations	23,554,157	23,020,707
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation	4,519,020	3,406,738

Land use rights expense	319,771	108,539
Amortization of debt issuance costs	1,217,755	861,877

Amortization of debt discount	5,690,927	3,282,469
Gain on extinguishment of long-term convertible notes	(1,624,844)	(5,511,487)

Gain on bargain purchase	(619,466)	—
Loss on disposal of property, plant and equipment	—	—

Deferred income tax assets	(1,150,052)	(2,450,744)

Share-based compensation expense	20,173	58,945
Changes in operating assets and liabilities:
Accounts receivable	2,221,071	(318,040)
Prepaid expenses and other receivables	(3,605,909)	(497,161)
Inventories	298,298	(1,145,991)
Income tax refund receivable	(1,455,906)	—
Due from related parties	—	1,798
Accounts payable	(324,615)	535,432
Accrued expenses and other payables	385,558	1,302,674
Income taxes payable	(907,599)	2,537,010
Due to related parties	(559,905)	312,439

Net cash provided by operating activities	27,978,434	25,505,205
Cash flows from investing activities:
Purchase of property, plant and equipment, including interest capitalized	(24,290,530)	(36,898,310)
Purchase of land use rights	—	(15,446,573)
Distribution to shareholders	—	—

Net cash used in investing activities	(24,290,530)	(52,344,883)
Cash flows from financing activities:
Proceeds from issuance of long-term convertible notes	—	115,000,000
Payment of debt issuance costs	—	(5,859,663)
Payment to extinguish long-term convertible notes	(2,535,745)	(9,890,000)
Proceeds from (Repayment of) note payable to related party	601,631	—
Excess tax benefit from exercise of warrant	—	221,903

Net cash (used in) provided by financing activities	(1,934,114)	99,472,240
Cash flows from discontinued operations:
Net cash (used in) provided by operating activities	(195,468)	13,721,299
Net cash used in investing activities	—	—
Net cash provided by (used in) financing activities	—	—
Effects of exchange rate changes on cash in discontinued operations	54,036	1,037,021

Net cash (used in) provided by discontinued operations	(141,432)	14,758,320
Effect of exchange rate changes on cash	79,332	529,623
Net increase (decrease) in cash	1,691,690	87,920,505
Cash at beginning of year	114,287,073	26,366,568
Cash at end of year	115,978,763	114,287,073

Non-cash investing activities:
Accounts payable for purchase of property, plant and equipment	(181,621)	740,951
Due to related parties for purchase of property, plant and equipment	391,819	741,263

Payable for acquisition	3,803,060	—
Supplemental disclosures of cash flow information:

Cash paid for income taxes	6,536,138	7,109,351
Cash paid for interest, net of capitalized interest	3,752,933	2,835,822

Table 4

SHENGDATECH, INC. AND SUBSIDIARIES
Reconciliation of Net Income to EBITDA
(Amounts expressed in United States dollars)

	Three Months Ended		Fiscal Year
	December 31,		December 31,
	2009	2008	2009	2008
Net Income from Continuing Operations	6,721,083	9,851,613	23,554,157	23,020,707
Income Tax	478,384	1,060,215	2,721,532	3,705,669
Interest Expenses, net	2,920,467	2,785,434	9,976,394	7,323,995
Depreciation and Amortization	1,476,824	1,042,287	4,838,791	3,515,277
EBITDA	11,596,758	14,739,549	41,090,874	37,565,648
YoY Growth	-21.3%		9.4%

Note: EBITDA is a financial measure that is not defined by US GAAP. EBITDA was derived by calculating earnings before interest, taxes, depreciation, and amortization. The Company's management believes that the presentation of EBITDA provides useful information regarding ShengdaTech's results of operations because it assists in analyzing and benchmarking the performance and value of ShengdaTech's business. The Company's calculation of EBITDA may not be consistent with similarly titled measures of other companies. The table above provides a reconciliation of EBITDA to net income, the most comparable GAAP measure.

For more information, please contact:

Andrew Chen, Chief Financial Officer
ShengdaTech, Inc
Tel:	+86-21-5835-8738
Email:	andrew.chen@shengdatech.com
Web:	http://www.shengdatechinc.com

Elaine Ketchmere, Partner
CCG Investor Relations
Tel:	+1-310-954-1345
Email:	elaine.ketchmere@ccgir.com

Crocker Coulson, President
Tel:	+1-646-213-1915
Email:	crocker.coulson@ccgir.com
Web:	http://www.ccgirasia.com